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Exhibit 3.1.8

                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION



Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is Smartmarket.Com, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on May 23, 1999, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

_____ No shares have been issued or Directors Elected - Action by Incorporators

_____    No shares have been issued but Directors Elected - Action by Directors

_____ Such amendment was adopted by the board of directors where shares have been issued and shareholder actions was not required.

__X__ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.


   Article I is amended in its entirety to read as follows: "The name of the
                   Corporation shall be Econometrics, Inc."

THIRD: If changing corporate name, the new name of the corporation is Econometrics, Inc.

FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: None.

If these amendments are to have a delayed effective date, please list that date:
________
            (not to exceed ninety (90) days from the date of filing)



                                    Signature:  /s/ Claudia M. [unreadable]
                                          Title: Director